SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) October 10, 2007

FUEGO ENTERTAINMENT, INC.
(Exact name or registrant as specified in its charter)

Nevada	20-2078925
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

19250 NW 89th Court, Miami, Florida 33018
(Address of Principal Executive Offices, Including Zip Code)

(305) 829-3777
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01   Changes in Registrant's Certifying Accountant.

Pursuant to section 4.01, Changes in Registrants Certifying Accountant, the Principal Executive Officer, Hugo Cancio, would like to announce the Engagement as of October 10, 2007 of Moore & Associates, Chartered Accountants and Advisors, a PCAOB Registered Firm, as the Companies new Certifying Accountants.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fuego Entertainment, Inc. today announced that Rene Lavandera and Bernardo Maurovich have been added to the company’s board of directors.

“Mr. Lavandera and Mr. Maurovich are successful entrepreneurs in Latin media and entertainment. Their experience and knowledge will help guide our company and meet its growth strategy,” said Hugo Cancio, CEO and Chairman of Fuego Entertainment.

Rene Lavandera is an internationally renowned actor; his stage name is Rene Lavan. He has produced a Broadway show and has also been involved in the production of various forms of filmed media, including television shows and feature films. He is a graduate from the prestigious New World School of the Arts in Miami, Florida.

Bernardo Maurovich has produced TV projects that have been seen by millions worldwide. His work focused on soap operas, television series and music videos and he has worked in many aspects of production. He’s a co-founder of FV Productions, a Florida-based production company that is considered to be the largest Spanish language producer of soap operas in the United States.

Item 9.01 Financial Statements and Exhibits

a) Financial Statements
None

b) Exhibits

Exhibit No.	Description
99.1	Press release dated October 10, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, The registrant has duly caused this report to be signed on its behalf by The undersigned hereunto duly authorized.

FUEGO ENTERTAINMENT, INC.,

Date: October 10, 2007	By:	/s/ Hugo M. Cancio
Hugo M. Cancio
Title: Principal Executive Officer